EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Fidelity Private Credit Fund

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$9,573,948(1)	0.00011020	$1,055.05(2)

Fees Previously Paid

Total Transaction Valuation	$9,573,948(1)

Total Fees Due for Filing			$1,055.05(2)

Total Fees Previously Paid

Total Fee Offsets			$563.88(3)

Net Fee Due			$491.17

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-94024	May 3, 2023		$563.88
Fee Offset Sources	Fidelity Private Credit Fund	SC TO-I	005-94024		May 3, 2023		$563.88

(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of June 30, 2023, of $25.32. This amount is based upon the offer to purchase up to 378,118 common shares of beneficial interest, par value $0.01 per share, of Fidelity Private Credit Fund.

(2)

Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.

(3)

An aggregate fee of $569.60 was paid with the filing of the Schedule TO-I by Fidelity Private Credit Fund (File No. 005-94024) on May 3, 2023 (the “Prior Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the Prior Schedule TO-I filed on July 28, 2023 was $5.72. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $563.88 of the filing fee paid in connection with the Prior Schedule TO-I is being used to partially offset the filing fee in connection with this SC TO-I.